SONASOFT EMPLOYMENT AGREEMENT

Employment Agreement, between Sonasoft, Corp., a California corporation (the “Company”) and Neil Khanna, an individual (the “Employee”)

1.   Employment Agreement.

For good consideration, the Company employees the Employee on the following terms and conditions.

2.   Term of Employment.

Subject to the provisions for termination set forth below this agreement will begin on January 2, 2003, arid continue for a period of six (6) years, unless sooner terminated.

3.    Salary.

The Company shall pay Employee a salary in the amount of $10,000.00 per month, subject to review for increase from time to time. The salary set forth above shall be paid to the Employee at regular payroll periods. Employee shall also be entitled to such additional benefits as may be approved by the Board of Directors at any time, and from time to time.

(a)           The salary set forth above shall be paid to the Employee at regular payroll periods. Employee shall also be entitled to such additional benefits as may be approved by the Board of Directors at any time, and from time to time.

(b)           It is understood that the Company is not currently able to pay the full amount of such salary, therefore the amount not paid shall accrue (the “Accrued Salary”) to be paid on the terms and conditions set forth in the remainder of this agreement.

(i)           The Company shall review its financial position from time to time in order to pay more, and accrue less, salary if able. Such decision will be at the sole discretion of the Board of Directors.

PAGE 1 OF EMPLOYMENT AGREEMENT

(ii)           The Company shall have the right to pay any and all Accrued Salary at any time. Such payment will be made as (i) a “lump sum” payment or (ii) through the regular payroll process over a twelve (12) month period, or (iii) in Common stock of the Company at the then fair market value of such common stock. The discretion to determine which method of payment shall be made by the Board of Directors, if, and only if, the current board members of the Company constitute at least a majority of the Board of Directors of the Company, otherwise the form of payment to be received is at the discretion of the Employee.

(iii)           Should the Company (a) prepare a registration statement to have its shares issued and listed on a public exchange, or (b) sell more than 80% of its common stock, the Company shall be required to pay all Accrued Salary remaining to be paid. Such payment will be made as (i) a “lump sum” payment or (ii) through the regular payroll process over a twelve (12) month period, or (iii) in common stock of the Company at the then fair market value of such common stock. The discretion to determine which method of payment shall be made by the Board of Directors, if, and only if, the current board members of the Company constitute at least a majority of the Board of Directors of the Company, otherwise the form of payment to be received is at the discretion of the Employee.

4.   Duties and Position.

The Company hires the Employee in the capacity of VP of Operation. As such, the Employee shall report to Andy Khanna (“Manager”). The duties of Employee shall be as agreed between Employee and Company, as such shall change from time to time.

5.   Employee to Devote Full Time to Company.

PAGE 2 OF EMPLOYMENT AGREEMENT

The Employee will devote full time, attention, and energies to the business of the Company. Employee is not prohibited from making personal  investments in any other businesses provided those investments do not require active involvement in the operation of said companies and do not directly compete with the activities of Company.

6.    Confidentiality or Proprietary Information.

Employee agrees, during or after the term of this employment, not to reveal confidential information, or trade secrets to any person, firm, corporation, or entity. Should Employee reveal or threaten to reveal this information, the Company shall be entitled to an injunction restraining the Employee from disclosing same, or from rendering any services to any entity to whom said information has been or is threatened to be disclosed. The right to secure an injunction is not exclusive, and the Company may pursue any other remedies it has against the Employee for a breach or threatened breach of this condition, including the recovery of damages from the Employee.

7.    Reimbursement of Expenses.

The Employee may incur reasonable expenses for furthering the Company’s business, including expenses for entertainment, travel, and similar items. In order for reimbursement, such items must be approved by Manager prior to Employee incurring such expenses. The Company shall reimburse Employee for all business expenses after the Employee presents an itemized account of expenditures, pursuant to Company policy.

8.     Vacation.

The Employee shall be entitled to a yearly vacation according to the Company’s standard vacation allowance.

9.    Termination of Agreement.

Without cause, the Company may terminate this agreement at any time upon written notice to the Employee. Employee may be required to perform his or her duties and will be paid the regular salary to date of termination, and, if termination is for any reason other than cause, or if the Employee resigns for Good Reason, the Employee, shall be entitled to (i) a severance payment “Severance Payment”) of

PAGE 3 OF EMPLOYMENT AGREEMENT

twelve (12) months of salary at the rate, and with the benefits, in effect at the date of termination, and (ii) all Accrued Salary that has yet to be paid to Employee.

Such payment may be made, at the option of Company, as (i) a “lump sum” payment or (ii) through the regular payroll process over a twelve (12) month period, or (iii) in Common stock of the Company at the then fair market value of such common stock. This severance package is a “gross-pay” package and all appropriate withholding shall be made. If the Employee resigns, other than for Good Reason, no Accrued Salary or Severance Payment shall be paid.

“Good Reason” shall mean any one or more of the following:

(i)           without the Employee’s express written consent, the assignment to the Employee of any duties, or any limitation of the Employee’s responsibilities substantially inconsistent with the Employee’s positions, duties, responsibilities and status with the Company; or

(ii)           any failure by the Company to pay, or any material reduction by the Company of salary commensurate with the terms of this agreement.

“For Cause” shall mean any one or more of the following:

(i)           the Employee’s theft, dishonesty, or falsification of any Company records; (ii) the Employee’s improper use or disclosure of the Company’s confidential or proprietary information; (iii) any action by the Employee which has a detrimental effect on the Company’s reputation or business; (iv) the Employee’s failure or inability to perform any reasonable assigned duties after written notice from the Company of, and a reasonable opportunity to cure, such failure or inability; (v) any material breach by the Employee of this employment agreement, which breach is not cured pursuant to the terms of such agreement; or (vi) the Employee’s conviction of any criminal act which impairs the Employee’s ability to perform his or her duties with the Company.

10.  Effect on Prior Agreements.

This Agreement supersedes any prior agreement between the Company or any predecessor of the Company and the Employee, except that this agreement shall not affect or operate to

PAGE 4 OF EMPLOYMENT AGREEMENT

reduce any benefit or compensation inuring to the Employee of a kind elsewhere provided and not expressly provided in this agreement. This agreement is also not intended in any way to affect Employee’s rights as a shareholder.

11.   Limited Effect of Waiver by Company.

Should Company waive breach of any provision of this agreement by the Employee, that waiver will not operate or be construed as a waiver of further breach by the Employee.

12.   Severability.

If, for any reason, any provision of this agreement is held invalid, all other provisions of this agreement shall remain in effect.

13.   Assumption of Agreement by Successors and Assignees.

The Company’s rights and obligations under this agreement will inure to the benefit and be binding upon the Company’s successors and assignees.

14.   Oral Modifications Not Binding.

This instrument is the entire agreement of the Company and the Employee. Oral changes have no effect. It may be altered only by a written agreement signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

EXECUTED, on the days and dates set forth below.

EMPLOYER	EMPLOYEE

Sonasoft Corp	Neil Khanna

By: /s/ Andy Khanna	By: /s/ Neil Khanna

Date: January 2, 2003	Date: January 2, 2003

PAGE 5 OF EMPLOYMENT AGREEMENT

FIRST ADDENDUM TO

SONASOFT EMPLOYMENT AGREEMENT

This First Addendum to Employment Agreement IS entered into by and between Sonasoft, corp., a California corporation, (the “Company”) and NEIL KHANNA , an individual (the “Employee”)

The Company and Employee hereby agree, for valuable consideration, that the term of the Employment Agreement between the parties, a copy of which is attached hereto (the “Employment Agreement”), is hereby extended until DECEMBER 31, 2011.

All other terms and conditions of the Employment Agreement shall remain the same.

EXECUTED, on the days and dates set forth below.

EMPLOYER	EMPLOYEE

Sonasoft Corp	Neil Khanna

By: /s/ Andy Khanna	By: /s/ Neil Khanna

Date: 2/5/08	Date: 2/5/08